PREMIER ALLIANCE GROUP, INC.

INCENTIVE STOCK OPTION AGREEMENT

AGREEMENT made as of the 1st day of July, 2013 (the "Grant Date") by and between PREMIER ALLIANCE GROUP, INC., a Delaware corporation, having its office and principal place of business located at 4521 Sharon Road, Charlotte, North Carolina 28211 (the "Corporation") and Isaac Blech (the "Holder").

WHEREAS, on the Grant Date, the Corporation authorized the grant to the Holder of an option to purchase an aggregate of 75,000 shares of the Corporation’s authorized but unissued common stock, $.001 par value (the "Stock"), pursuant to the Corporation's 2008 Stock Incentive Plan (the "Plan"), conditioned upon the Holder's acceptance thereof upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Holder desires to acquire said option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.            The Corporation hereby grants to the Holder the right and option (hereinafter called the "Option"), to purchase all or any part of an aggregate 75,000 shares of Stock on the terms and conditions herein set forth and in the Plan, which is incorporated by reference herein. The Holder acknowledges receipt of a copy of the Plan.

2.            This Option shall be deemed to be an incentive stock option as defined in Section 422 of the Internal Revenue Code.

3.            The purchase price ("Purchase Price") of each share of Stock subject to this Option shall be $0.59, subject to adjustment as provided in Section 7 hereof.

4.            This Option shall be exercisable in whole or in part at any time or from time to time for a period commencing on the Grant Date and terminating at the close of business on July 1, 2018 (the "Exercise Period").

5.            The Purchase Price of the shares of Stock as to which the Option is exercised shall be paid in full at the time of exercise by (a) cash or check payable to the order of the Corporation. The Holder shall not have any of the rights of a stockholder with respect to the Stock covered by the Option until the date of the issuance of a stock certificate to Holder for such shares of Stock.

6.            A.        Except as provided in Section 6(B), this Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process on the rights and privileges conferred hereby, this Option and the rights and privileges conferred hereby shall immediately become null and void.

B.          Upon the death of the Holder, any Option granted to him or the unexercised portion thereof, which was otherwise exercisable on his date of death, shall terminate unless such Option to the extent exercisable at death is exercised by the executor or administrator of his estate, within the earlier of one year following the Holder's death or the date of the expiration of the Option.

C.          The Board of Directors of the Corporation (the "Board") may require, as a condition to the sale of Stock or the exercise of any Option, that the person exercising such Option give to the Corporation such documents including such appropriate investment representations as may be required by counsel for the Corporation and such additional agreements and documents as the Board shall determine to be in the best interests of the Corporation.

7.            A.        If the outstanding shares of Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of stock or securities of the Corporation or stock of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, forward or reverse stock split or otherwise, then in each case the Purchase Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Option shall be adjusted to a number determined by dividing the number of shares issuable upon exercise of this Option immediately prior to such record date by the above fraction.

B.        Adjustments under this Section 7 or any other adjustment in the terms of this Agreement made in accordance with the terms of the Plan as a result of a merger, consolidation, sale of substantially all of the Corporation's assets or similar transaction affecting the Corporation as specified in Section 7 of the Plan, shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final binding and conclusive. No fractional shares of Stock shall be issued under the Plan or any such adjustment.

8.             Subject to the terms and conditions of this Agreement, the Option may be exercised with respect to all or any portion of the Stock subject hereto by the delivery to the Corporation, at its principal place of business of (a) the written Notice of Exercise in the form attached hereto as Exhibit A, which is incorporated herein by reference, specifying the number of shares of Stock with respect to which the Option is being exercised and signed by the person exercising the Option as provided herein, (b) payment of the Purchase Price and (c) payment of any withholding tax that the Corporation may be required to withhold as a result of exercises of the Option by the Holder. Subject to the provisions of the Plan, the Corporation shall issue and deliver a certificate or certificates representing said Stock as soon as practicable after the notice and payment is so received. The certificate or certificates for the Stock as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option, and shall be delivered as aforesaid to or upon written order of the person or persons exercising the Option. In the event any person or persons other than the Holder are exercising the Option pursuant to the Plan, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

9.             In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the Plan shall in all respects be controlling.

10.           All offers, acceptances, notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. These shall be deemed given hereunder when so delivered or received, as the case may be.

11.          The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

12.          This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof.

13.          This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors and assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

14.          This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Larry W. Brumfield
Larry W. Brumfield, Chief Financial
Officer and Secretary

HOLDER: ______________________

EXHIBIT A

NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

Name ________________________________
Address ______________________________
_____________________________________
Date _________________________________

Premier Alliance Group, Inc.

4521 Sharon Road

Charlotte, North Carolina 28211

Attention: Mark Elliott, CEO / President

Re: Exercise of Premier Alliance Group. Inc. Stock Option

Gentlemen:

Subject to acceptance hereof in writing by Premier Alliance Group, Inc. (the "Company") pursuant to the provisions of the Company’s 2008 Stock Incentive Plan, I hereby elect to exercise options granted to me to purchase ___________ shares of the Company’s common stock under the Premier Alliance Group, Inc. Incentive Stock Option Agreement dated as of ___________, 201_ (the "Agreement"), at $_________ per share (subject to adjustment as provided in the Agreement).

Enclosed is a check in the amount of $________, representing the full purchase price, payable to the Company’s order. If applicable, I have also enclosed a check payable to the Company representing payment of applicable withholding taxes.

As soon as the Stock Certificate is registered in my name, please deliver it to me at the above address.

Very truly yours,

AGREED TO AND ACCEPTED:

this ____ day of ___________, 201_

PREMIER ALLIANCE GROUP, INC.

By:
Mark Elliott, CEO / President